Exhibit 10.2

Confidential

September 19, 2013

Navidea Biopharmaceuticals, Inc

425 Metro Place North, Suite 300

Dublin, OH 43017

Attention: Mark Pykett, Chief Executive Officer

Re:	Engagement with JMP Securities LLC

Dear Mark:

We are pleased to confirm the terms upon which JMP Securities LLC (“JMP”, “we” or “us”) is engaged by Navidea Biopharmaceuticals, Inc. (“you” or the “Company”) as the sole placement agent with respect to a purchase of $30 million of common stock by Crede Capital Group, LLC (the “Transaction”). That “Transaction” constitutes a Transaction for the purpose of the agreement. This letter will confirm the understanding and agreement between JMP and the Company (the “Agreement”).

You are engaging us as the placement agent for a direct placement common stock and warrants of the Company (the “Securities”) in the Transaction. The proposed terms of the Transaction will depend on the outcome of our due diligence investigation and market conditions and the actual terms will be subject to negotiations between the Company, us and Crede Capital Group, LLC. The Company will be responsible for the preparation and contents of all legal documents to effectuate the Transaction. These materials will furnish all information required to be disclosed or furnished to investors under applicable securities laws and will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

You may in your sole discretion postpone, modify or abandon a Transaction prior to closing. Either of us may decline to participate in a Transaction if we reasonably determine that the Transaction has become impractical or undesirable. Unless we have notified you in writing of our decision not to participate, you will not make any commitment with any other securities broker-dealer to participate in the Transaction during the term of this engagement without our prior written consent. We reserve the right to retain other broker-dealers to act as sub-agents on our behalf and to retain foreign representatives to act on our behalf for offers to non-United States persons (as defined under the Securities Act of 1933). We are an independent contractor to you and do not assume the responsibilities of a fiduciary to you or your shareholders in connection with the performance of our services.

This Agreement shall not give rise to any commitment by us to act as a principal in a Transaction and we will have no authority to bind you. With your consent, we may retain other advisors or consultants to act on our behalf in connection with a Transaction. An affiliate of JMP may elect to purchase Securities, but any such decision and relationship is entirely independent of our agreement hereunder.

JMP Securities LLC

600 Montgomery Street	tel	415.835.8900
Suite 1100	fax	415.835.8920
San Francisco, CA 94111	www.jmpsecurities.com

Navidea Biopharmaceuticals

September 10, 2013

The term of our engagement will begin on the date hereof and continue for six (6) months or until earlier terminated by the final closing of a Transaction or our mutual written agreement. Our engagement may also be terminated by either party upon 30 days’ prior written notice. Any early termination of our engagement by the Company will not affect your obligation to pay our fees or reimburse our expenses.

Except with respect to the Transaction contemplated by this Agreement, for a period commencing one week prior to the closing and ending ninety (90) days following the closing of the Transaction (the “Lock-Up Period”), the Company will not, and will cause each named executive officer (as identified in the Company’s most recent Proxy Statement) and director of the Company to agree in writing with us that he or she will not, directly or indirectly, (1) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of Company common stock or any securities convertible into or exchangeable for Company common stock, or sell or grant options, rights or warrants with respect to any shares of Company common stock or securities convertible into or exchangeable for Company common stock (other than the grant of options pursuant to option plans existing on the date hereof), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Company common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, in each case without the prior written consent of us. The foregoing restriction shall not apply to (i) securities required to be issued pursuant to contractual obligations of the Company in effect as of the date of this Agreement; or (ii) equity securities issued pursuant to employee benefit or purchase plans in effect as of the date of this letter agreement or pursuant to bona fide employee benefit or purchase plans established during the Lock-Up Period.

At the closing of a Transaction with Crede Capital Group LLC or one or more of its affiliates (“Crede”) during the term of our engagement and one month thereafter, a fee of three and one-third percent (3.33%) of the gross proceeds of such Transaction will be due to us. At the closing of a Transaction with any investor(s) other than Crede during the term of our engagement and one month thereafter, a fee of six percent (6.0%) of the gross proceeds of such Transaction will be due to us. Our fee will be paid immediately upon closing and out of the proceeds of the Transaction and shall not be reduced by any obligation that the Company may have to any other broker or finder.

In addition to the fee payable to us under this Agreement, the Company agrees to reimburse us upon request for our out-of-pocket expenses incurred in connection with our services under this Agreement (with supporting invoices or receipts), including the reasonable fees and disbursements of our legal counsel. Without the written consent of the Company, such expenses, fees and disbursements shall not exceed $100,000. You will reimburse us within thirty (30) days after receipt of an invoice from us. All expenses normally borne by the Company for transactions of this type will be paid by the Company.

We and the Company agree to the terms set forth in Exhibit A, which is incorporated by reference into this agreement and shall survive any termination or expiration of our engagement. If an agreement for a sale of the Company is entered into and the obligations of the Company in Exhibit A are not assumed, in a form and manner satisfactory to JMP, by operation of law or contract by the acquiring entity, the Company agrees to arrange alternative means of providing for such obligations prior to consummation of such transaction, including providing insurance or creating an escrow, in each case in an amount and upon terms and conditions satisfactory to JMP.

Navidea Biopharmaceuticals

September 10, 2013

You agree that we have the right to publicize our involvement in a Transaction and place “tombstones” at our expense describing our services hereunder, but we agree not to use or disclose any confidential information concerning you for any purposes other than those contemplated in the agreement. If we request, you will include a mutually acceptable reference to us in the press release or other public announcement by you regarding a Transaction. The Company understands and agrees that, without JMP’s prior written consent, which shall not be unreasonably withheld, JMP may not be quoted or referred to in any document, release, or communication prepared, issued, or transmitted by the Company, including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof, unless the Company is required to disclose such information.

All notices or communications hereunder will be in writing and mailed or delivered to the parties at addresses set forth on the first page of this agreement and to the attention of the signatories to this agreement. The representations, warranties and covenants of the Company set forth herein will remain in full force and effect regardless of any investigation made by or on behalf of us, any potential investor in a Transaction or any other entity or persons and will survive the closing of the Transaction. The provisions of this agreement regarding fees, expenses and Exhibit A shall survive any termination or expiration of our engagement.

This agreement, including Exhibit A, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any principles of conflicts of law. Each of we and the Company (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) waives any right to trial by jury in any action, claim, suit or proceeding and consents to personal jurisdiction and exclusive venue in the federal or state courts located in the city and county of New York, New York with respect to our engagement under or actions in connection with this agreement.

This agreement, together with Exhibit A hereto, contains the entire agreement between us concerning a Transaction and supersedes any prior understanding or agreement. Any amendment or waiver of any right or obligation must be in writing signed by the party against whom it is sought to be enforced. The rights and obligations you have or may have to us or any of our affiliates under any other agreement are separate from your rights and obligations under this agreement and will not be affected by our performance or failure to perform hereunder. The officer signing below is duly authorized to execute this agreement on behalf of the Company and upon execution; it shall be binding against the Company and in full force and effect.

This agreement may not be assigned by any party without the prior written consent of the parties. The benefits of this agreement and the attached indemnification shall inure to the respective successors and assigns of the parties to and persons indemnified under this agreement and their successors, assigns and representatives, and the obligations and liabilities assumed in this agreement and the attached indemnification shall be binding upon each party’s respective successors and assigns.

[Remainder of the page intentionally left blank.]

Navidea Biopharmaceuticals

September 10, 2013

This agreement is effective as of the date first set forth above. Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this agreement. We thank you for the opportunity to share in your business endeavors and are looking forward to a successful and mutually beneficial relationship.

Very truly yours,

JMP SECURITIES LLC

By:	/s/ Kent Ledbetter
Kent Ledbetter
Director of Investment Banking

Accepted and agreed as of the date first written above:

NAVIDEA BIOPHARMACEUITCALS, INC.

By:	/s/ Brent L. Larson
Brent L. Larson
Chief Financial Officer

EXHIBIT A

INDEMNIFICATION AGREEMENT

The signatory to the attached Engagement Agreement (“we,” “our,” “us” or the “Company”) hereby agrees to indemnify JMP Securities LLC (“JMP”), its affiliates, and each of their respective members, officers, directors, agents, employees and controlling persons (within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933) (each of the foregoing, including JMP, an “Indemnified Person”) and to hold each Indemnified Person harmless from and against any and all losses, claims, damages, expenses (including reasonable fees, disbursements and other charges of counsel, all of which shall be payable quarterly as they are incurred), whether joint or several (all of the foregoing, “Liabilities”), to which any Indemnified Person may become liable or subject, directly or indirectly, based upon, relating to or arising out of the engagement agreement to which this Indemnification Agreement is attached (the “Engagement Agreement”) or any Indemnified Person’s role therein; provided, however, that we shall not be liable under this paragraph to the extent it is finally judicially determined by a court of competent jurisdiction that such Liabilities resulted primarily from the willful misconduct, gross negligence, or violation of applicable law of such Indemnified Person.

We also agree to reimburse each Indemnified Person promptly upon request for all expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred in connection with the investigation of, preparation for, defense of, or provision of evidence in, any action (including actions brought by us or our equity holders or derivative actions brought by any person claiming through us or in our name), claim, suit, arbitration, proceeding or investigation, whether formal or informal, directly or indirectly, relating to or arising out of, the Engagement Agreement or any Indemnified Person’s role therein, whether or not pending or threatened and whether or not any Indemnified Person is a party to such proceeding. Notwithstanding the foregoing, the relevant Indemnified Person shall repay such reimbursements to the extent they are attributable to Liabilities finally judicially determined by a court of competent jurisdiction to have resulted primarily from the willful misconduct, gross negligence or violation of applicable law of such Indemnified Person.

We further agree that no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to us or anyone claiming through us or in our name or right, directly or indirectly, in connection with (i) advice or services rendered or to be rendered by any Indemnified Person pursuant to the Engagement Agreement; (ii) the transactions contemplated by the Engagement Agreement or (iii) any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except to the extent that it is finally judicially determined by a court of competent jurisdiction that such Liabilities resulted primarily from the willful misconduct, gross negligence or violation of applicable law of the relevant Indemnified Person. In no event will any Indemnified Person be liable or obligated in any manner for any consequential, exemplary or punitive damages or lost profits arising out of the Engagement Agreement or any services provided thereunder and the Company agrees not to seek or claim any such damages or lost profits in any circumstances.

Promptly after JMP receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, JMP will notify thereof; but the omission so to notify us shall not relieve us from any obligation hereunder unless, and only to the extent that, such omission results in our forfeiture of substantive rights or defenses. If any such action or other proceeding shall be brought against any Indemnified Person, we shall, upon written notice given reasonably promptly following your notice to us of such action or proceeding, be entitled to assume the defense thereof at our expense with counsel chosen by us and reasonably satisfactory to such Indemnified Person; provided, however, that any Indemnified Person may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Person shall have the right to employ separate counsel at our expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Person, (i) there are or may be legal defenses available to such Indemnified Person or to other Indemnified Persons that are different from or additional to those available to us, or (ii) a conflict may arise between the positions of the Indemnified Person and us in conducting the defense of any such action that would make such separate representation advisable; provided, however, that in no event shall we be required to pay fees and expenses under this indemnity for more than one firm of attorneys (in addition to local counsel) in any jurisdiction in any one legal action or group of related legal actions.

If for any reason the foregoing indemnification and/or reimbursement is unavailable to any Indemnified Person or insufficient to hold it harmless, then we will contribute to the amount paid or payable by such Indemnified Person as a result of such Liabilities in such proportion as is appropriate to reflect the relative benefits to the Company on the one hand and JMP on the other hand in connection with the transaction to which such indemnification or reimbursement relates or if such allocation is not available, in such proportion as is appropriate to reflect not only the relative benefits, but also the relative fault of the parties as well as any other relevant equitable considerations, provided, however, that in no event shall the aggregate amount to be contributed by all Indemnified Persons exceed the fees actually received by JMP under the Engagement Agreement.

We will not, without the prior written consent of JMP, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise or consent includes a full and unconditional release reasonably satisfactory to JMP of JMP and each other Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding and the parties agree that the terms of such settlement, compromise and consent shall remain confidential.

The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise. If any provision hereof shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this agreement, which shall remain in full force and effect. Each Indemnified Person is an intended beneficiary hereunder. The foregoing Indemnification Agreement shall remain in effect indefinitely notwithstanding any expiration or termination of the Engagement Agreement.

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